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                                                                    Exhibit 2(a)

                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into effective as of March 29, 1996, between and among HARBINGER CORPORATION, a corporation organized under the laws of the State of Georgia ("Harbinger"), VULCAN VENTURES, INC., a corporation organized under the laws of the State of Washington ("Vulcan"), and AXA EQUITY & LAW LIFE ASSURANCE SOCIETY, LTD., a corporation organized under the laws of the United Kingdom ("Equity"; Vulcan and Equity sometimes referred to herein collectively as the "Other Shareholders"), being the owners of record of all of the issued and outstanding stock of HARBINGER NV, a corporation organized under the laws of the Netherlands (the "Company").

                               FACTUAL BACKGROUND

      Harbinger desires to acquire and the Other Shareholders desire to transfer to Harbinger all of the shares of stock in the Company owned by the Other Shareholders in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(B) and Section 367 of the Internal Revenue Code of 1986, as amended (the "IRC").
      NOW THEREFORE, Harbinger and the Other Shareholders adopt this Agreement and Plan of Reorganization and agree as follows:

                         ARTICLE 1.  EXCHANGE OF STOCK

            SECTION 1.1. NUMBER OF SHARES. The Other Shareholders agree to transfer to Harbinger at the Closing, defined below, the number of common shares of the Company, NLG. 1 par value per share, shown opposite their names on EXHIBIT A attached hereto ("Company Shares"), in exchange for the number of shares of common stock of Harbinger, $0.0001 par value per share, shown opposite their names on EXHIBIT A attached hereto ("Harbinger Shares"), to be issued at the Closing to the Other Shareholders and Harbinger agrees to issue and deliver the Harbinger Shares at the Closing in exchange therefor.

            SECTION 1.2. DELIVERY OF CERTIFICATES BY OTHER SHAREHOLDERS. The transfer of Company Shares by the Other Shareholders shall be effected at the Closing by the delivery to Harbinger of Powers of Attorney in a form suitable to enable the transfer of the Company Shares under Dutch law together with any certificates representing the transferred shares that are possessed by the Other Shareholders endorsed in blank or accompanied by stock powers executed in blank.

                          ARTICLE 2.  OTHER AGREEMENTS

            SECTION 2.1. OPTION CONVERSION AGREEMENTS. The parties hereto acknowledge that, in connection with the reorganization contemplated herein, Harbinger and the Company are entering into Option Conversion Agreements with all of the persons holding options to acquire stock of the Company pursuant to which such options shall be released and terminated in exchange for the grant of options to acquire stock in Harbinger.

            SECTION 2.2. RELEASE OF OTHER AGREEMENTS. The parties hereto release and terminate all agreements between or among any of such parties relating to the Company, including, without limitation, that certain Amended and Restated Shareholders Agreement dated December 29, 1995, and further release, terminate and discharge any and all agreements pursuant to which the Other Shareholders have a right to purchase or acquire any option, warrant, convertible security or additional interest in the Company.


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            SECTION 2.3.  CAPITALIZATION OF THE COMPANY.  Each of the parties hereto acknowledges and agrees that the Capitalization Table attached hereto as EXHIBIT B accurately reflects all of the outstanding securities of the Company, and with respect to securities owned by any such party, that the securities shown on the Capitalization Table opposite such party's name are all of the securities, including options, warrants, stock, and any other rights to purchase or acquire additional interests in the Company, owned and held by such party.

                            ARTICLE 3.  THE CLOSING

            SECTION 3.1. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place by deliveries to Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, Atlanta, Georgia 30326-1022, of all documentation required hereunder of the Other Shareholders at such time and date as the parties hereto shall agree, but in any event, the Closing shall occur on or before June 1, 1996. The date on which the Closing actually occurs is sometimes referred to hereinafter as the "Closing Date."

            SECTION 3.2. DELIVERIES AT THE CLOSING. At the Closing, each of the following items shall be delivered by the parties as indicated as appropriate:

            (a) The Other Shareholders shall deliver to Harbinger the following:

                    (i)   an executed version of this Agreement;

                    (ii) Powers of Attorney with signatures thereon, in a form suitable to enable transfer of the Company Shares under Dutch law; and

                    (iii) to the extent the Other Shareholders possess certificates, certificates representing the Company Shares being transferred, such certificates duly endorsed for transfer, with signatures thereon in a form suitable for transfer on the books of the Company.

            (b) Harbinger shall deliver to the Other Shareholders the following:

                    (i)   an executed version of this Agreement; and

                    (ii) certificates for the Harbinger Shares issued in exchange for the Company Shares.

      In each case the certificates and documents to be delivered and received shall be in form and substance reasonably satisfactory to the recipients.

            SECTION 3.3. FURTHER ASSURANCES. Each of the parties hereto, from time to time after the Closing, at the request of another party to this Agreement (a "Requesting Party"), agrees to execute, acknowledge, and deliver to any Requesting Party such other instruments, agreements, documents, certifications, and further assurances as such Requesting Party may reasonably request for the purposes of carrying out evidences and effecting the intended purpose of this Agreement.

                   ARTICLE 4.  REPRESENTATIONS AND WARRANTIES
                           OF THE OTHER SHAREHOLDERS

      For the purpose of inducing Harbinger to enter into this Agreement, each Other Shareholder jointly and severally represents and warrants to Harbinger that:

            SECTION 4.1.  TITLE TO COMPANY SHARES AND AUTHORITY.

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            (a)     With respect to the Company Shares being transferred by it, as of the date hereof: (i) each Other Shareholder has the unrestricted power and the unqualified right to sell, assign, and deliver to Harbinger good, valid, and marketable title to such Company Shares, free and clear of any liens, claims, encumbrances and equitable rights, (ii) no option, contract, or other agreement exists pursuant to which any person or entity has any right to purchase or otherwise acquire, now or in the future, any portion of any of such Company Shares, and (iii) neither Other Shareholder owns or holds any option, warrant, convertible security, or any right, contractual or otherwise, to purchase or acquire, any additional interests in the Company.

            (b) The execution, delivery, and performance of this Agreement by the Company and each Other Shareholder has been duly and validly authorized and approved by all necessary action on the part of each Other Shareholder. Each Other Shareholder has the full legal capacity and the full legal right, power, and authority to enter into this Agreement and to consummate the transactions contemplated hereby without the consent or approval of any other person or entity.

            (c) This Agreement is a legal, valid, and binding obligation of each Other Shareholder and is enforceable against each Other Shareholder in accordance with its terms.

            (d) The Company Shares are duly and validly issued, fully paid and non-assessable.

            SECTION 4.2.  INVESTMENT REPRESENTATIONS.

            (a) The Harbinger Shares being acquired herein are being acquired for investment purposes only with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Harbinger Shares. Each Other Shareholder shall not make any sale, transfer or other disposition of the Harbinger Shares to a U.S. person or inside the United States without registration under the United States Securities Act of 1933, as amended (the "Federal Act") or applicable securities laws of any other jurisdiction or unless an exemption from registration is available under those acts and laws, respectively; and in the case of an exemption, unless upon request of Harbinger, Harbinger has received an opinion of counsel satisfactory to Harbinger that such transaction is in compliance with the Federal Act and the applicable laws of all other jurisdictions.

            (b)     Each Other Shareholder understands that the Harbinger
      Shares purchased hereunder have not been, and will not be, registered with the United States Securities and Exchange Commission under the Federal Act nor under applicable securities laws of any other jurisdiction in reliance upon exemption(s) contained in the Federal Act and under regulations promulgated under the Federal Act and exemptions contained in applicable securities laws of any other jurisdiction and that Harbingers' reliance upon such exemptions is based in part upon each Other Shareholder's representations, warranties, and agreements contained in this Agreement.

            (c) Each Other Shareholder is either (i) an accredited investor as defined in Regulation D promulgated under the Federal Act or (ii) a non-U.S. person as defined in Regulation S promulgated under the Federal Act, and is familiar with the business in which Harbinger is engaged and, based upon each Other Shareholder's knowledge and experience in financial and business matters, each Other Shareholder is familiar with investments of the sort

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      that each Other Shareholder is undertaking herein and that each Other
      Shareholder is fully aware of the problems and risks involved in making an investment of this type.

            (d) Each Other Shareholder has made such inquiry into the structure and operations of Harbinger as each Other Shareholder's advisors have thought necessary and prudent in the circumstances.

            (e) Each Other Shareholder's financial circumstances are such that each Other Shareholder can bear the economic risk of the proposed investment in the Harbinger Shares for an indefinite period of time and can afford to sustain a complete loss with respect to the Harbinger Shares being purchased.

            (f) Each Other Shareholder has knowledge and experience in financial and business matters and that each Other Shareholder is capable of evaluating the merits and risks of a purchase of the Harbinger Shares and that each Other Shareholder has reached its own independent conclusion as to the suitability of an investment in the Harbinger Shares and each Other Shareholder's ability to bear the economic risks of such an investment.

            (g) Each Other Shareholder has had an opportunity to consult with its attorney, financial advisor, tax advisor and others regarding all financial, securities, tax and other aspects of this transaction and is not relying on any representation or statement of Harbinger with respect to the consequences of this transaction.

            (h) Each Other Shareholder acknowledges that each Other Shareholder and each Other Shareholder's advisors have received and reviewed (i) this Agreement; (ii) Harbinger's Form 10-K for the fiscal year ended December 31, 1995 attached hereto as EXHIBIT C; (iii) the description of Harbinger's capital stock attached hereto as EXHIBIT D;
      (iv) the Proxy Statement with respect to Harbinger's annual meeting to be held on May 8, 1996 attached hereto as EXHIBIT E; and (v) Harbinger's Annual Report for the fiscal year ended December 31, 1995 attached hereto as EXHIBIT F; and have had an opportunity to ask questions of and to receive answers from the officers of Harbinger and to obtain additional information in writing to the extent that Harbinger possesses such information or could acquire it without unreasonable effort or expense:
      (i) relative to Harbinger and the offering of the Harbinger Shares; and
      (ii) necessary to verify the accuracy of any information, documents, books and records furnished. All such materials and information requested by each Other Shareholder and each Other Shareholder's advisors (including information requested to verify information previously furnished) have been made available and examined by each Other Shareholder or each Other Shareholder's advisors.

            (i) The Harbinger Shares have been transferred to each Other Shareholder without any form of general solicitation or advertising of any type by or on behalf of Harbinger or any of its officers, directors, affiliates, agents or representatives.

            (j) Each Other Shareholder did not solicit an offer to sell the Harbinger Shares from Harbinger.

            (k) If either of the Other Shareholder is a non-U.S. person as defined in Regulation S promulgated under the Federal Act, such Other Shareholder agrees that it will not attempt to pledge, transfer, convey or otherwise dispose of the Harbinger Shares in the United States except in a transaction made pursuant to the following offering restrictions: all offers and sales of the Harbinger Shares to a U.S. person or inside the United States

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      prior to the expiration of a one-year period immediately following the date of this Agreement shall be made only upon receipt by Harbinger of an opinion of counsel satisfactory to Harbinger that such transaction complies with all applicable securities laws and only (i) in accordance with the provisions of Rules 903 or 904 of Regulation S, or (ii) pursuant to the registration requirements under the Federal Act, or (ii) pursuant to an available exemption from registration under the Federal Act. Each Other Shareholder consents to the placement of legends on any certificates or documents representing any of the Harbinger Shares stating that they have not been registered under the Federal Act or any applicable securities laws of other jurisdictions and setting forth or referring to such offering restrictions. Each Other Shareholder is aware that Harbinger will make a notation in its appropriate records, and notify its transfer agent, with respect to the restrictions on the transferability of the Harbinger Shares.

            ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF HARBINGER

      Harbinger hereby represents and warrants to each of the Other Shareholders, as follows:

            SECTION 5.1. ORGANIZATION AND QUALIFICATION. Harbinger is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated. Harbinger is duly qualified to do business and will be in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business or financial condition of Harbinger.

            SECTION 5.2. AUTHORITY. Harbinger has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Harbinger has been duly and validly authorized and approved by all necessary action on the part of Harbinger, and this Agreement is the legal, valid, and binding obligation of Harbinger enforceable against Harbinger in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, liquidation, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by the exercise of judicial discretion in accordance with equitable principles.

            SECTION 5.3. HARBINGER SHARES. The Harbinger Shares, when issued, will be duly and validly issued, fully paid and non-assessable.

            SECTION 5.4.  INVESTMENT REPRESENTATIONS.

            (a) The Company Shares being acquired herein are being acquired for investment purposes only with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Company Shares. Harbinger shall not make any sale, transfer or other disposition of the Company Shares to a U.S. person or inside the United States without registration under the Federal Act or applicable securities laws of any other jurisdiction or unless an exemption from registration is available under those acts and laws, respectively; and in the case of an exemption, unless upon request of the Company, the Company has received an opinion of counsel satisfactory to the Company that such transaction is in compliance with the Federal Act and the applicable laws of all other jurisdictions.


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            (b)     Harbinger understands that the Company Shares purchased
      hereunder have not been, and will not be, registered with the United States Securities and Exchange Commission under the Federal Act nor under other applicable securities laws of any other jurisdiction in reliance upon exemptions contained in the Federal Act and under regulations promulgated under the Federal Act and exemptions contained in applicable securities laws of any other jurisdiction and that the Company's and each Other Shareholder's reliance upon such exemptions is based in part upon Harbinger' representations, warranties, and agreements contained in this Agreement.

            (c) Harbinger is an accredited investor as defined in Regulation D promulgated under the Federal Act, and is familiar with the business in which the Company is engaged and, based upon Harbinger' knowledge and experience in financial and business matters, Harbinger is familiar with investments of the sort that Harbinger is undertaking herein and that Harbinger is fully aware of the problems and risks involved in making an investment of this type.

            (d) Harbinger has made such inquiry into the structure and operations of the Company as Harbinger and Harbinger' advisors have thought necessary and prudent in the circumstances.

            (e) Harbinger' financial circumstances are such that Harbinger can bear the economic risk of the proposed investment in the Company Shares for an indefinite period of time and can afford to sustain a complete loss with respect to the Company Shares being purchased.

            (f) Harbinger has knowledge and experience in financial and business matters and that Harbinger is capable of evaluating the merits and risks of a purchase of the Company Shares and that Harbinger has reached its own independent conclusion as to the suitability of an investment in the Company Shares and its ability to bear the economic risks of such an investment.

            (g) Harbinger has had an opportunity to consult with its attorneys, financial advisors, tax advisors and others regarding all financial, securities, tax and other aspects of this transaction and is not relying on any representation, warranty, or statement of any Other Shareholder or the Company with respect to the consequences of the transactions described herein.

            (h) Neither the Company nor any Other Shareholder has provided any information to Harbinger regarding the value of the Company Shares, the Company's future prospects for success, nor has the Company or any Other Shareholder made any representations or warranties to Harbinger regarding the merits or advisability of purchasing the Company Shares.

            (i) The Company Shares have been transferred to Harbinger without any form of general solicitation or advertising of any type by or on behalf of any Other Shareholder or the Company or any of its officers, directors, affiliates, agents or representatives.

            (j) Harbinger did not solicit an offer to sell the Company Shares from the Company or any Other Shareholder.

                  ARTICLE 6.  CERTAIN COVENANTS OF THE PARTIES

      Each Other Shareholder, jointly and severally, covenant and agree with Harbinger and the Company as follows:

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            SECTION 6.1.  B-REORGANIZATION STATUS.  From the date hereof and forever thereafter, and except to the extent that Harbinger shall otherwise consent in writing, each Other Shareholder shall:
      (a) Take all steps reasonably necessary to treat the transactions contemplated hereby as transactions qualifying as a non-taxable reorganization within the meaning of Section 368(a)(1)(B) and Section 367 of the Internal Revenue Code of 1986, as amended.
      (b) Maintain consistency in the filing and reporting of the transactions contemplated hereby.
      (c) Cooperate in good faith with all filing and reporting of the transactions contemplated hereby undertaken by Harbinger.
      (d) Not take any action which either Other Shareholder knows or has reason to know would cause the transactions contemplated hereby to be disqualified from treatment as a non-taxable reorganization with respect to any party hereto.

            SECTION 6.2. IRC REPRESENTATIONS REGARDING B-REORGANIZATION. The parties hereto represent and warrant to each other party hereto as follows:
      (a) The fair market value of the Harbinger Shares received by each Other Shareholder will be approximately equal to the fair market value of the Company Shares surrendered in the exchange.
      (b) There is no plan or intention by the Other Shareholders, and to the best of the knowledge of the management of the Company, there is no plan or intention on the part of the Other Shareholders to sell, exchange, or otherwise dispose of a number of the Harbinger Shares received in the transaction that would reduce the Other Shareholders' ownership of the Harbinger Shares to a number of shares having a value, as of the effective date of the transactions contemplated hereby, of less than 50 percent of the value of all of the formerly outstanding stock of the Company as of the same date. Shares of Company stock and the Harbinger Shares held by the Other Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.
      (c) The Company has no plan or intention to issue additional shares of its stock that would result in Harbinger losing control of the Company within the meaning of IRC Section 368(c)(1).
      (d) Harbinger has no present plan or intention to liquidate the Company; to merge the Company into another corporation; to cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Company Shares acquired in the transaction, except for transfers described in IRC Section 368(a)(2)(C).
      (e) Harbinger has no plan or intention to reacquire any of the Harbinger Shares issued in the transaction contemplated hereby.
      (f) Harbinger is acquiring the Company Shares solely in exchange for Harbinger voting stock. Further, no liabilities of the Company or the Other Shareholders will be assumed by Harbinger, nor will any of the Company Shares be subject to any liabilities.
      (g) At the time of the transaction, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Harbinger's acquisition or retention of control of the Company, as defined in IRC
      Section 368(c)(1).
      (h) Following the transaction, the Company will continue its historic business or use a significant portion of its historic business assets in a business.
      (i) No two parties to the transaction are investment companies as defined in IRC Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).
      (j)   There will be no dissenters to the transaction contemplated hereby.

            SECTION 6.3. RELEASE OF HARBINGER AND THE COMPANY. Each Other Shareholder and each of their officers, directors, employees and affiliates, hereby agree to and do hereby release, acquit and forever discharge Harbinger, the Company and each of their officers, directors, employees and affiliates from any and all manner of actions and causes of action, suits, debts, claims and demands whatsoever at law or in equity, known or unknown, actual or contingent, which they had, now have, or

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      may later have or claim to have against Harbinger and/or the Company, now accrued or which may hereafter accrue, involving or based in whole or in part upon any agreements, contracts, instruments, writings, facts, conduct, activities, transactions, events or occurrences, which have or allegedly have existed, occurred, happened, arisen or transpired at any time from the beginning of time to the date of this Agreement, known or unknown.

            SECTION 6.4. REGISTRATION RIGHTS. Harbinger hereby grants the Other Shareholders certain registration rights with respect to the Harbinger Shares pursuant to the terms and conditions set forth in EXHIBIT G attached hereto.

          ARTICLE 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF HARBINGER

      The obligation of Harbinger to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Harbinger:

            SECTION 7.1. REPRESENTATIONS AND WARRANTIES. All information required to be furnished or delivered by each Other Shareholder pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder; the representations and warranties made by each Other Shareholder in Article 3 hereof shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                ARTICLE 8.  CONDITIONS PRECEDENT TO OBLIGATIONS
                             OF OTHER SHAREHOLDERS

      The obligation of each Other Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by the Other Shareholders:

            SECTION 8.1. REPRESENTATIONS AND WARRANTIES. All information required to be furnished or delivered by Harbinger pursuant to this Agreement shall have been furnished or delivered as of the date hereof and the Closing Date as required hereunder; the representations and warranties made by Harbinger in Article 4 hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                             ARTICLE 9. TERMINATION

            SECTION 9.1. TERMINATION. This Agreement may be terminated at any time prior to Closing:

            (a)     by the mutual consent of Harbinger and the Other
      Shareholders; or

            (b) by any party (other than a party that is in material breach of its obligations under this Agreement) if the Closing shall not have occurred on or before June 1, 1996.

                          ARTICLE 10. INDEMNIFICATION

            SECTION 10.1. INDEMNIFICATION. Each party hereto does hereby agree to indemnify and hold harmless each other party, and any affiliated corporation or entity, the partners, officers, directors and employees of any of the foregoing and any professional advisors thereto, from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys' fees, to which any other

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      party may become subject or which such other party may incur by reason of or in connection with any misrepresentation made by any such party, as the case may be, any breach of any of such party's representations or warranties, or any failure to fulfill any of such party's covenants or agreements, under this Agreement.

                        ARTICLE 11.  GENERAL PROVISIONS

            SECTION 11.1. FEES AND EXPENSES. Each party to this Agreement shall pay the fees and expenses incurred by such party in connection with the transactions contemplated hereby.

            SECTION 11.2. NOTICES. All notices, request, demands, and other communications hereunder shall be in writing and shall be deemed received when delivered (i) in person or by courier or when received by facsimile transmission, or (ii) five days after deposit, postage-prepaid, in the U.S. Mail, or mailed by registered first class or certified mail, in each case addressed to a party at the address set forth below such party's signature hereto or to such other address as the parties hereto may designate in writing to the others in accordance with this Section 11.2.


            SECTION 11.3. ASSIGNMENT AND BINDING EFFECT. This Agreement shall not be assignable by any of the parties hereto without the written consent of the other parties.

            SECTION 11.4 HEADINGS, GENDER, AND PERSON. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

            SECTION 11.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, including by facsimile, all of which shall be considered one and the same agreement and shall become effective when each counterpart has been signed by each party and delivered to the other party hereto.

            SECTION 11.6. INTEGRATION OF AGREEMENT. This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

            SECTION 11.7. TIME OF ESSENCE. Time is of the essence in this Agreement.

            SECTION 11.8. GOVERNING LAW. This Agreement shall be construed under the laws of the State of Georgia. The parties agree that any appropriate courts located in the State of Georgia shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

            SECTION 11.9. PARTIAL INVALIDITY. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

            SECTION 11.10. ARBITRATION. Any controversy, dispute, or claim arising out of or relating to any dispute or claim under this Agreement shall be submitted to arbitration, and all other controversies, disputes, or claims arising out of or relating to this Agreement or any other matter or controversy may shall be determined by arbitration in accordance with the rules of the Commercial Arbitration Rules of the American Arbitration Association in Atlanta, Georgia.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day month and year first before written.


HARBINGER:                              EQUITY:

HARBINGER CORPORATION                   AXA EQUITY & LAW LIFE ASSURANCE SOCIETY,
                                        LTD.

By: /s/ Joel G. Katz                    By: /s/ Anthony R. Arnold
    ------------------------------         -------------------------------------

Name: JOEL G. KATZ                      Name: ANTHONY R. ARNOLD
     -----------------------------           -----------------------------------
Title: Vice President                   Title: Assoc. Director
      ----------------------------            ----------------------------------

Address:1055 Lenox Park Blvd.           Address:20 Lincoln's Inn Fields
        --------------------------              --------------------------------
        Atlanta, GA 30319                       London, United Kingdom, WC2A 3ES
        --------------------------              --------------------------------

        --------------------------              --------------------------------


VULCAN:                                 COMPANY:

VULCAN VENTURES, INC.                   HARBINGER NV

By: /s/ William D. Savoy                By: /s/ Theodore Ciochon
   -------------------------------         -------------------------------------

Name: WILLIAM D. SAVOY                  Name: THEODORE CIOCHON
     -----------------------------           -----------------------------------
Title: Vice President                   Title: Managing Director
      ----------------------------            ----------------------------------

Address:110 110th Ave, NE               Address:Antareslaan 27
        --------------------------              --------------------------------
        Ste. 550                                2132 JE Hoofddorp,
        --------------------------              --------------------------------
        Bellevue, WA 98004                      The Netherlands
        --------------------------              --------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION
                                 EXHIBIT TABLE




Exhibit A       Share Transfer Table

Exhibit B  *    Capitalization Table

Exhibit C  *    Harbinger Corporation 10-K Fiscal Year ended December 31, 1995

Exhibit D       Description of Harbinger Capital Stock

Exhibit E  *    Proxy Statement

Exhibit F  *    Harbinger Corporation Annual Report Fiscal Year Ended December 31, 1995

Exhibit G  *    Registration rights



* Denotes exhibits not filed with this 8-K dated May 3, 1996. Harbinger Corporation agrees to furnish supplementally a copy of the omitted schedules to the Securities and Exchange Commission upon request.

                                   EXHIBIT A
                              SHARE TRANSFER TABLE





   OTHER SHAREHOLDER     COMPANY SHARES TRANSFERRED  HARBINGER SHARES RECEIVED
 Vulcan Ventures, Inc.           1,950,000                    29,032
 AXA Equity & Law Life
Assurance Company, Ltd.           650,000                      9,677

                                   EXHIBIT D

                      DESCRIPTION OF HARBINGER CORPORATION
                                 CAPITAL STOCK



                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Harbinger Corporation, a corporation organized under the laws of the State of Georgia (the "Company") consists of 100,000,000 shares of Common Stock, par value $.0001 per share and 20,000,000 shares of Preferred Stock, of which 4,000,000 shares have been designated Redeemable Zero Coupon Preferred Stock, $.0001 par value per share. The following summary is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation, as amended, (the ''Articles''), and by the provisions of applicable law.


COMMON STOCK

     As of April 4, 1996, there were 10,475,335 shares of Common Stock outstanding, held of record by approximately 173 shareholders. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock, as such, have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue from time to time in the future.


PREFERRED STOCK

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions on the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights,
                                       16
terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company. 4,000,000 shares of Preferred Stock are presently outstanding and are designated Zero Coupon Preferred Stock. All holders of the Company's Series A Preferred Stock converted their shares into Common Stock of the Company in December 1993, resulting in the issuance of 360,361 shares of Common Stock. The holders of the Company's Series B Preferred Stock redeemed their stock at the time of the Company's Initial Public Offering, in exchange for cash payment by the Company. All holders of the Company's Series C Preferred Stock converted their shares into Common Stock of the Company in March 1996, resulting in the issuance of 140,692 shares of Common Stock. There are no authorized or outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

     Zero Coupon Preferred Stock.   Holders of shares of the Zero Coupon
Preferred Stock have no voting rights and are not entitled to dividends. Vested shares of Zero Coupon Preferred Stock have preference over holders of shares of Common Stock, upon the Company's dissolution. The Company and SSA are parties to an Alliance Agreement by which they have defined targeted royalties for each Vesting Year. Following each Vesting Year, (i) up to 1,000,000 shares of Zero Coupon Preferred Stock will be eligible to vest; (ii) the number of shares that actually vest with respect to such Vesting Year will be an amount (not to exceed 1,000,000) determined by multiplying 1,000,000 times a fraction (1) the numerator of which shall be the amount determined by subtracting 80% from the percentage (up to 100%) of targeted royalties actually earned, and (2) the denominator of which shall be 20%; (iii) the Company will redeem the vested shares; and (iv) the eligible shares that do not vest will be forfeited. The redemption price, at SSA's discretion, either will be cash in the amount of $1.00 per share for each share of vested Zero Coupon Preferred Stock redeemed, or issuance to SSA of a number of shares of Harbinger's Common Stock equal to the Zero Coupon Preferred Stock issue price of $1.00 per share for all vested shares, divided by the then current fair market value of Harbinger's Common Stock (determined as the closing bid price for shares of Common Stock at the close of business on December 31 of such Vesting Year).


CERTAIN CHARTER AND BYLAW PROVISIONS

     Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and the Company's Articles and its Amended and Restated Bylaws (the "Bylaws"). Certain provisions of the Articles and
Bylaws, which are summarized below, could, either alone or in combination with each other, have the effect of preventing a change in control of the Company or making changes in management more difficult.

     Corporate Takeover Provisions.   The Company's Bylaws made applicable to
the Company provisions authorized by the Georgia Business Corporation Code relating to business combinations with interested shareholders ("Corporate Takeover Provisions"). The Corporate Takeover Provisions are designed to encourage any person, before acquiring 10% of the Company's voting shares, to seek approval of the Board of Directors for the terms of any contemplated business combination. The Corporate Takeover Provisions will prevent for five years certain business combinations with an "interested shareholder" (as defined in the Corporate Takeover Provisions) unless (i) prior to the time such shareholder became an interested shareholder, the Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (ii) in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting shares of the Company excluding, however, shares owned by the Company's officers, directors, affiliates, subsidiaries and certain employee stock plans or (iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder becoming the owner of at least 90% of the Company's outstanding voting shares and the business combination is approved by the holders of majority of the Company's voting shares, excluding from said vote the stock owned by the interested shareholder or by the Company's officers, directors, affiliates, subsidiaries and certain employee stock plans.

     Shareholders of the Company who became interested shareholders prior to the time of the adoption of the Corporate Takeover Provisions are not subject to such provisions.

     Commencing with the 1996 annual meeting of shareholders, the Board of Directors will be divided into three classes, as nearly equal in size as possible, with staggered three-year terms. One class is elected each year. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire control of the Company.

     Constituency Considerations. The Company's Articles provide for the right of the Board of Directors to consider the interests of various constituencies, including employees, customers, suppliers and creditors of the Company, as well as the communities in which the Company is located, in addition to the interest of the Company and its shareholders, in discharging their duties in determining what is in the Company's best interests.

     Limitation of Directors' Liability. The Company's Articles eliminate, subject to certain exceptions, the personal liability of directors to the Company or its shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions or (iv) any transaction from which the director received an improper benefit. In addition, the Company's Bylaws provide broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in or not opposed to the best interest of the Company, and with respect to criminal proceedings, if the director has no reasonable cause to believe his or her conduct was unlawful. These provisions of the Articles and Bylaws will limit the remedies available to a shareholder who is dissatisfied with a Board decision protected by these provisions.

     The Articles provide that the affirmative vote of holders of at least 75% of shares of Common Stock entitled to vote generally in the election of directors, voting as a single voting group, is required to alter or amend the provisions of the Articles providing for a staggered board of directors, or to alter or amend the following provisions of the Bylaws: indemnification of officers and directors, the vote required to amend the Bylaws, fair price provisions, business combinations with interested shareholders, special meetings of shareholders, the number of the Company's directors, removal of directors, and who may fill vacancies within the board of directors.



TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is First Union National Bank, Charlotte, North Carolina.

                                   EXHIBIT G

                              REGISTRATION RIGHTS

The Other Shareholders shall have registration rights with respect to the Harbinger Shares as set forth below:

A. DEFINITIONS. As used hereinafter, the following terms shall have the following respective meanings:

      "Commission" shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

      "Holder" shall mean any person owning or having the right to acquire Registrable Securities, including any such person to whom the rights granted hereunder have been transferred in accordance with Section H. hereof.

      "Participating Holders" shall mean all Holders whose Registrable Securities held by them be included in any registration, qualification or compliance pursuant to Section B. hereof .

      The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement .

      "Registrable Securities" shall mean the Harbinger Shares; provided, however, that the Harbinger Shares or other securities shall only be treated as Registrable Securities if and for so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under
Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale. The number of shares of "Registrable Securities then outstanding" shall be the number of shares of Harbinger Shares issued and outstanding which are Registrable Securities.

      "Registration Expenses" shall mean all expenses incurred by Harbinger in complying with Sections B. and C. hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Harbinger, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of Harbinger which shall be paid in any event by Harbinger).

      "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

      "Selling Expenses" shall mean all underwriting discounts, selling commissions, and stock transfer taxes applicable to the securities registered by the Holders and all fees and disbursements of counsel for the Holders.

B. PIGGY-BACK REGISTRATION RIGHTS. If Harbinger, at any time proposes to register any of its securities under the Securities Act in order to consummate a public offering of any of its securities in the form of an underwritten offering, Harbinger shall request that the managing underwriter of such written offering include the Registrable Securities in such registration. If such managing underwriter agrees to include any of the

Registrable Securities in such underwritten offering, Harbinger shall at such time give prompt notice to the Holders specifying the form and manner and other relative facts involved in such proposed registration, and upon the written request of any Holder delivered to Harbinger within twenty (20) days of giving of such notice (which request shall specify that the Registrable Securities held by such Holder be included in such registration), Harbinger shall include such Registrable Securities held by each such Holder requested to be included in such registration; provided, however, that

          i. If, at any time after giving such written notice of its intention to register any of its securities and prior to the effective date of the registration statement filed in connection with such registration, Harbinger shall determine for any reason not to register such securities, at its sole election, Harbinger may give written notice of such determination to each Holder and thereupon shall be relieved of its obligation to register any Registrable Securities; and

          ii. If the managing underwriter in such underwritten offering shall advise Harbinger that it declines to include a portion or all of the Registrable Securities requested by the Holders to be included in the registration statement, then distribution of all or one specified portion of the Registrable Securities shall be excluded from such registration statement (in the case of an exclusion as to a portion of such Registrable Securities, such portion to be allocated among such Holders in proportion to the respective number of Registrable Securities requested to be registered by such Holders). In such event, Harbinger shall give the Holders prompt notice of the number of shares excluded.

C. HARBINGER OBLIGATIONS. At its expense, Harbinger will use its best efforts to:

          (1) Keep any registration statement filed pursuant hereto effective for a period of ninety (90) days or until the Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that such 90-day period shall be extended for a period of time equal to the period the Holders refrain from selling any securities included in such registration at the request of an underwriter of common stock (or other securities) of Harbinger;

          (2) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

          (3) Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as the Holders from time to time may reasonably request;

          (4) Notify the Holders at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

          (5) Cause all such Registrable Securities registered pursuant hereunder to be listed on the national securities exchange on which Harbinger's common stock is then listed; and

          (6) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

D. COSTS AND EXPENSES. The Holders agree to pay all of the underwriting discounts and commissions, transfer taxes, and their own counsel fees with respect to the securities owned by them being registered. Harbinger will pay all other costs and expenses in connection with such registration statement including, without limitation, the fees and expenses of counsel for Harbinger, the fees and expenses of its accountants and all other costs and expenses incident to the preparation, printing and filing under the Securities Act of any such registration statement, each prospectus and all amendments and supplements thereto, the costs incurred in connection with the qualification of such securities for sale in such reasonable number of states as the Holders have designated, including fees and disbursements of counsel for the Holders, and the costs of supplying a reasonable number of copies of the registration statement, each preliminary prospectus, final prospectus and any supplements or amendments thereto to the Holders.

E. HARBINGER INDEMNIFICATION. Harbinger will indemnify the Holders, each of their officers, directors and partners, and each person controlling the Holders within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant hereto, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act (the "Harbinger Indemnitees"), against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance; or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or based on any violation (or alleged violation) by Harbinger of any provision of the Securities Act, or any rule or regulation promulgated under the Securities Act, applicable to Harbinger in connection with any such registration, qualification or compliance.

F. HOLDERS INDEMNIFICATION. The Holders will, if Registrable Securities held by the Holders are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Harbinger, each of its directors and officers, each underwriter, if any, of Harbinger's securities covered by such a registration statement, each person who controls Harbinger or such underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document; or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Harbinger by the Holders.

G. CONTRIBUTION. If the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

H. UNDERWRITING AGREEMENT TO CONTROL. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.

I. SURVIVAL. The obligations of Harbinger and the Holders hereunder shall survive the completion of any offering of Registrable Securities in a registration statement hereunder or otherwise.

J.    NO OBLIGATION TO REGISTER SECURITIES WHICH MAY BE SOLD PURSUANT TO RULE
144. Harbinger shall have no obligation to register any Registrable Securities which shall be eligible for sale to the public pursuant to Rule 144 or any other applicable statute, rule or regulation governing the resale of restricted securities.

K. HARBINGER MAY GRANT REGISTRATION RIGHTS TO OTHER SHAREHOLDERS. Nothing herein shall be deemed to prohibit Harbinger from granting registration rights with respect to any of the shares of Harbinger to any other holder of Harbinger's securities.

L. HOLDERS AGREEMENT TO ENTER INTO LOCK-UP AGREEMENT. In the event that Harbinger at any time shall propose to register shares of its common stock for sale to the public, the Holders agree to enter into an agreement with the underwriter of such offering, on such terms and conditions as such underwriter shall request, whereby the Holders shall agree to refrain from making any offer, sale, transfer, gift or other disposition of shares of Harbinger's common stock in the United States for a period of up to 180 days following the effective date of such registration statement.